Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-134156, 333-38606 and 333-124908) of Blue Dolphin Energy Company of our report dated March 31, 2014, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ UHY LLP ___________
UHY LLP

Sterling Heights, Michigan
March 31, 2014